EXHIBIT 99.1

The Chemours Company Reports Third Quarter 2025 Results

Wilmington, Del., November 6, 2025 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the third quarter 2025.

Key Third Quarter 2025 Results & Highlights1

•
Net Sales of $1.5 billion were flat compared to the corresponding prior-year quarter, with TSS continuing strong year-over-year growth of 80% in Opteon™ Refrigerants
•
Net Income attributable to Chemours of $60 million, or $0.40 per diluted share, compared with Net Loss attributable to Chemours of $32 million, or $(0.22) per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $30 million, or $0.20 per diluted share, compared to $61 million, or $0.40 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA2,3 of $195 million compared to $202 million in the corresponding prior-year quarter
•
Communicated a global TiO2 price increase which becomes effective December 1, 2025
•
Announced the successful qualification of Chemours’ two-phase immersion cooling fluid with Samsung Electronics
•
Strategic agreement with SRF Limited in India to support market needs for essential applications

“Our consolidated results exceeded our expectations for the quarter, driven by continued strong demand for Opteon™ products, paired with a focus on enhancing operational excellence, driving stability in our operations to resolve disruptions, and ensure improved performance going forward,” said Denise Dignam, Chemours President and CEO. “While the broader macroeconomic environments we participate in continue to remain weak, we are focused on our strategic pillar execution where we continue to make notable progress.”

Total Chemours

	Q3 2025	Q3 2024	Y-o-Y % ∆	Q2 2025	Q-o-Q % ∆
Net Sales (millions)	$1,495	$1,508	(1)%	$1,615	(7)%
Net Income (Loss) (millions)	$60	($32)	288%	($381)	116%
EPS	$0.40	($0.22)	282%	($2.54)	116%
Adjusted EBITDA (millions)	$195	$202	(3)%	$253	(23)%

Third quarter 2025 Net Sales were $1.5 billion, flat compared to the prior-year quarter. Net Sales were primarily driven by a 3% decrease in volume, a 1% increase in price, and a 1% currency tailwind. The decrease in volumes was primarily driven by operational impacts related to the now resolved outage at APM’s Washington Works site, combined with demand weakness in industrial end markets, partially offset by the continued strength in TSS volumes driven by demand for Opteon™ Refrigerants.

1 As previously disclosed in the first quarter of 2025, certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

EXHIBIT 99.1

Third quarter 2025 Net Income attributable to Chemours was $60 million, or $0.40 per diluted share, compared to Net Loss attributable to Chemours of $32 million, or $0.22 per diluted share in the prior-year quarter primarily driven by higher restructuring costs and a goodwill impairment charge in 2024. Adjusted EBITDA for the third quarter of 2025 was $195 million, compared to $202 million in the prior-year. The decrease in Adjusted EBITDA was primarily driven by increased costs due to now resolved operational disruptions in the TT business and the previously referenced APM outage above, partially offset by strong TSS performance.

Thermal & Specialized Solutions

	Q3 2025	Q3 2024	Y-o-Y % ∆	Q2 2025	Q-o-Q % ∆
Net Sales (millions)	$560	$468	20%	$597	(6)%
Opteon™Refrigerants	$368	$205	80%	$375	(2)%
Freon™Refrigerants	$94	$146	(36)%	$123	(24)%
Foam, Propellants & Other (FP&O)	$98	$117	(16)%	$99	(1)%
Adjusted EBITDA (millions)	$194	$139	40%	$207	(6)%
Adjusted EBITDA Margin	35%	30%	5 ppts	35%	0 ppts

TSS segment third quarter 2025 Net Sales were $560 million, a 20% increase compared to the third quarter 2024. The Net Sales growth was primarily driven by a volume increase of 8% and a price increase of 11%, while currency acted as a 1% tailwind. Volume growth was driven by stronger demand for Opteon™ Refrigerant blends in connection with the stationary air conditioning (“AC”) transition under the U.S. AIM Act, partially offset by lower volumes for Freon™ Refrigerant products under this regulatory transition. The increase in pricing was primarily attributed to stronger Opteon™ Refrigerant aftermarket demand.

TSS segment third quarter 2025 Adjusted EBITDA increased 40% to $194 million compared to the prior-year quarter, while Adjusted EBITDA Margin also increased five percentage points to 35%. This increase was driven primarily by the previously mentioned increases in volume and price as a result of increased demand for Opteon™ Refrigerant blends in connection with the stationary AC regulatory transition, partially offset by input cost increases driven by R32 paired with one-time costs associated with liquid cooling product development.

On a sequential basis, Net Sales decreased by 6%, driven by a volume decrease of 11% and a price increase of 4%, with favorable currency movements adding a 1% tailwind. Overall, the volume decrease and price increase were primarily related to typical seasonal trends across refrigerant products paired with stronger Opteon™ Refrigerant blends aftermarket pricing in connection with the stationary AC transition under the U.S. AIM Act.

EXHIBIT 99.1

Titanium Technologies

	Q3 2025	Q3 2024	Y-o-Y % ∆	Q2 2025	Q-o-Q % ∆
Net Sales (millions)	$612	$672	(9)%	$657	(7)%
Adjusted EBITDA (millions)	$25	$78	(68)%	$47	(47)%
Adjusted EBITDA Margin	4%	12%	(8) ppts	7%	(3) ppts

TT segment third quarter 2025 Net Sales were $612 million, a 9% decrease compared to the third quarter 2024. This decrease was primarily driven by an 8% decrease in price globally, partially offset by favorable currency movements adding a slight 1% tailwind. Volumes showed a 2% decrease globally as the overall TiO2 market continues to remain challenged.

TT segment third quarter 2025 Adjusted EBITDA decreased 68% to $25 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased eight percentage points to 4%. The decline was primarily driven by the previously mentioned decrease in price paired with operational disruption costs of approximately $11 million.

On a sequential basis, TT segment third quarter 2025 Net Sales decreased 7%, driven by a 4% decrease in volume driven by seasonality in western markets paired with continued weaker market conditions, as well as a 4% decrease in price reflecting weaker pricing in non-western markets while western markets remained stable. Favorable currency movements added a 1% tailwind to segment net sales.

Advanced Performance Materials

	Q3 2025	Q3 2024	Y-o-Y % ∆	Q2 2025	Q-o-Q % ∆
Net Sales (millions)	$311	$354	(12)%	$346	(10)%
Advanced Materials	$190	$214	(11)%	$214	(11)%
Performance Solutions	$121	$140	(14)%	$132	(8)%
Adjusted EBITDA (millions)	$14	$38	(63)%	$50	(72)%
Adjusted EBITDA Margin	5%	11%	(6) ppt	14%	(9) ppts

APM segment third quarter 2025 Net Sales of $311 million, a 12% decrease compared to the prior-year quarter. A 15% decrease in volume was partially offset by slight price and currency tailwinds. The decrease in volume was primarily driven by operational impacts related to the now resolved outage at the Washington Works site.

APM segment third quarter 2025 Adjusted EBITDA decreased 63% to $14 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased six percentage points to 5%. The decrease was primarily due to the previously mentioned volume impact and outage-related costs approximating $20 million, partially offset by favorable pricing and currency.

On a sequential basis, APM segment third quarter 2025 Net Sales decreased by 10%, driven by a 12% decrease in volume reflecting impacts from the referenced plant outage and the final closure of our SPS Capstone™ product line completed during the quarter. This decrease in volume was partially offset by favorable pricing of 1% and currency movements adding an additional 1%.

EXHIBIT 99.1

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the third quarter 2025 of $12 million and $2 million, respectively.

Corporate Expenses4

Corporate Expenses were a $38 million offset to Adjusted EBITDA in the third quarter 2025, a decrease of $15 million compared to the prior-year quarter. This was primarily due to lower costs associated with litigation activities including credits in the third quarter related to the timing of third-party legal expense recognition.

Liquidity and Capital Allocation

As of September 30, 2025, consolidated gross debt was $4.2 billion. Debt, net of $613 million in unrestricted cash and cash equivalents, was $3.6 billion, resulting in a net leverage ratio of approximately 4.6x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.6 billion, comprised of $613 million in unrestricted5 cash and cash equivalents and $953 million of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities for the third quarter of 2025 was $146 million, compared to $139 million in the prior-year quarter.

Capital expenditures for the third quarter of 2025 amounted to $41 million, a decrease in spend compared to $76 million in the prior-year quarter, driven by lower capital expenditures in APM and TSS.

Free Cash Flow for the third quarter of 2025 reflected a positive $105 million, reflecting Free Cash Flow Conversion of 54%. During the quarter, the Company paid $13 million in dividends to shareholders.

Fourth Quarter 2025 Outlook

In the fourth quarter, the Company anticipates consolidated Net Sales to decrease 10-15% sequentially given seasonal impacts, with consolidated Adjusted EBITDA expected to range between $130 million and $160 million. Corporate Expenses, as an offset to Adjusted EBITDA, are expected to approximate $40 million to $45 million. The Company also anticipates capital expenditures to be in the range of $50 million, with Free Cash Flow Conversion to be between 50%-70%.

TSS expects a sequential Net Sales decrease in the high-teens to low-twenties percentage range, driven by overall traditional refrigerant seasonality with continued double-digit Opteon™ growth anticipated to more than offset Freon™ declines year-over-year. Adjusted EBITDA is expected to be between $125 million and $140 million, primarily driven by the previously referenced seasonality.

TT expects a sequential Net Sales decrease in the high single-digits to low-teens percentage range, driven by seasonality and regional sales mix. Adjusted EBITDA is expected to be between $15 million and $20 million, driven by adjustments to production volumes in response to near-term demand signals. This change in production is expected to result in a $25 million cost impact to TT's Adjusted EBITDA in the fourth quarter, offsetting sequential benefits for improved operations and cost reductions, but will improve TT's cash generation.

APM expects a sequential Net Sales decrease in the low single-digit percentage range, driven by market weakness in its industrial end markets. Adjusted EBITDA for APM is expected to be between $30 million and $40 million, driven by a return to normal operations at the Washington Works U.S. site.

4 Third quarter 2025 consolidated Adjusted EBITDA also reflects additional unallocated costs of $2 million. These costs are reflected in consolidated Adjusted EBITDA results only.

5 Restricted cash approximated $52 million of the end of the third quarter of 2025, reflecting escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID as further described in our Quarterly Report on Form 10-Q for the three months ended September 30, 2025.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on November 7, 2025, at 8:00 AM Eastern Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 6,000 employees and 28 manufacturing sites and serves approximately 2,500 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flows Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the second quarter of 2025, the full year 2025 and the Company’s refreshed corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the US or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, changes in laws and regulations in the U.S. or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and in our Annual Report on Form 10-K for the year ended December 31, 2024. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$1,495	$1,508	$4,478	$4,423
Cost of goods sold	1,262	1,222	3,732	3,546
Gross profit	233	286	746	877
Selling, general, and administrative expense	109	137	669	428
Research and development expense	26	29	81	83
Restructuring, asset-related, and other charges	4	45	55	52
Goodwill impairment charge	—	56	—	56
Total other operating expenses	139	267	805	619
Equity in earnings of affiliates	9	11	27	34
Interest expense, net	(68)	(68)	(201)	(196)
Other income, net	16	6	23	10
Income (loss) before income taxes	51	(32)	(210)	106
(Benefit from) provision for income taxes	(9)	—	114	25
Net income (loss)	60	(32)	(324)	81
Less: Net income attributable to non-controlling interests	—	—	1	—
Net income (loss) attributable to Chemours	$60	$(32)	$(325)	$81
Per share data
Basic earnings (loss) per share of common stock	$0.40	$(0.22)	$(2.16)	$0.54
Diluted earnings (loss) per share of common stock	$0.40	$(0.22)	$(2.16)	$0.54

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$613	$713
Accounts and notes receivable, net	947	770
Inventories	1,547	1,463
Prepaid expenses and other	78	71
Assets held for sale	22	—
Total current assets	3,207	3,017
Property, plant, and equipment	9,833	9,572
Less: Accumulated depreciation	(6,743)	(6,389)
Property, plant, and equipment, net	3,090	3,183
Operating lease right-of-use assets	281	258
Goodwill	46	46
Other intangible assets, net	2	3
Investments in affiliates	180	152
Restricted cash and restricted cash equivalents	52	50
Other assets	712	804
Total assets	$7,570	$7,513
Liabilities
Current liabilities:
Accounts payable	$1,035	$1,156
Compensation and other employee-related cost	97	99
Short-term and current maturities of long-term debt	52	54
Current environmental remediation	107	115
Other accrued liabilities	589	393
Total current liabilities	1,880	1,817
Long-term debt, net	4,098	4,054
Operating lease liabilities	203	194
Long-term environmental remediation	502	456
Deferred income taxes	18	35
Other liabilities	569	369
Total liabilities	7,270	6,925
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 198,718,745 shares issued and 149,871,866 shares outstanding at September 30, 2025; 198,300,033 shares issued and 149,428,431 shares outstanding at December 31, 2024)	2	2
Treasury stock, at cost (48,846,879 shares at September 30, 2025 and 48,871,602 at December 31, 2024)	(1,803)	(1,804)
Additional paid-in capital	1,071	1,055
Retained earnings	1,312	1,701
Accumulated other comprehensive loss	(284)	(367)
Total Chemours stockholders’ equity	298	587
Non-controlling interests	2	1
Total equity	300	588
Total liabilities and equity	$7,570	$7,513

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities
Net (loss) income	$(324)	$81
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	259	218
Gain on sales of assets and businesses	(8)	(3)
Equity in earnings of affiliates, net	(23)	(31)
Amortization of debt issuance costs and issue discounts	9	9
Deferred tax provision (benefit)	68	(33)
Asset-related charges	27	25
Stock-based compensation expense	17	12
Net periodic pension (income) cost	(1)	2
Defined benefit plan contributions	(2)	(9)
Other operating charges and credits, net	19	(12)
Goodwill impairment	—	56
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(163)	(336)
Inventories and other current operating assets	(76)	(90)
Other non-current operating assets	70	48
(Decrease) increase in operating liabilities:
Accounts payable	(79)	(86)
Other current operating liabilities	92	(624)
Other non-current operating liabilities	242	2
Cash provided by (used for) operating activities	127	(771)
Cash flows from investing activities
Purchases of property, plant, and equipment	(168)	(251)
Proceeds from sales of assets and businesses	7	3
Foreign exchange contract settlements, net	(3)	—
Other investing activities	1	2
Cash used for investing activities	(163)	(246)
Cash flows from financing activities
Proceeds from issuance of debt, net	95	—
Debt repayments	(119)	(13)
Payments of debt issuance cost	(4)	—
Payments on finance leases	(12)	(9)
Proceeds from supplier financing program	64	67
Payments to supplier financing program	(70)	(80)
Proceeds from exercised stock options, net	—	8
Payments related to tax withholdings on vested stock awards	(1)	(3)
Payments of dividends to the Company's common shareholders	(63)	(112)
Other financing activities	21	21
Cash used for financing activities	(89)	(121)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	27	(3)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(98)	(1,141)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	763	1,807
Cash, cash equivalents, restricted cash and restricted cash equivalents at September 30,	$665	$666

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$28	$92

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$560	$468	$92	$597	$(37)
Titanium Technologies	612	672	(60)	657	(45)
Advanced Performance Materials	311	354	(43)	346	(35)
Other Non-Reportable Segment	12	14	(2)	15	(3)
Total Net Sales	$1,495	$1,508	$(13)	$1,615	$(120)

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended September 30,		Increase /	June 30,	Increase /
	2025	2024	(Decrease)	2025	(Decrease)
Thermal & Specialized Solutions	$194	$139	$55	$207	$(13)
Titanium Technologies	$25	$78	$(53)	$47	$(22)
Advanced Performance Materials	$14	$38	$(24)	$50	$(36)
Other Non-Reportable Segment	$2	$3	$(1)	$4	$(2)

Quarterly Change in Net Sales from the three months ended September 30, 2024

	September 30, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2024	Price	Volume	Currency	Portfolio
Total Company	$1,495	(1)%	1%	(3)%	1%	—%

Thermal & Specialized Solutions	$560	20%	11%	8%	1%	—%
Titanium Technologies	612	(9)%	(8)%	(2)%	1%	—%
Advanced Performance Materials	311	(12)%	2%	(15)%	1%	—%
Other Non-Reportable Segment	12	(14)%	(4)%	(10)%	—%	—%

Quarterly Change in Net Sales from the three months ended June 30, 2025

	September 30, 2025	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,495	(7)%	—%	(8)%	1%	—%

Thermal & Specialized Solutions	$560	(6)%	4%	(11)%	1%	—%
Titanium Technologies	612	(7)%	(4)%	(4)%	1%	—%
Advanced Performance Materials	311	(10)%	1%	(12)%	1%	—%
Other Non-Reportable Segment	12	(20)%	(7)%	(13)%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Nine Months Ended		Twelve Months Ended
	September 30,		June 30,	September 30,		September 30,
	2025	2024	2025	2025	2024	2025	2024
Income (loss) before income taxes	$51	$(32)	$(261)	$(210)	$106	$(209)	$31
Net income (loss) attributable to Chemours	$60	$(32)	$(381)	$(325)	$81	$(335)	$59
Non-operating pension and other post-retirement benefit income	(4)	(2)	(2)	(7)	(4)	(7)	(6)
Exchange losses, net	1	—	4	7	6	11	23
Restructuring, asset-related, and other charges (1)	4	43	18	54	51	61	61
Goodwill impairment charge (2)	—	56	—	—	56	—	56
Loss on extinguishment of debt	—	—	—	—	—	1	—
Gain on sales of assets and businesses, net (3)	(7)	—	—	(8)	(3)	(8)	(7)
Transaction costs (4)	—	—	2	2	—	4	9
Qualified spend recovery (5)	(13)	(7)	(13)	(35)	(22)	(39)	(33)
Litigation-related charges (6)	2	3	299	301	(3)	301	87
Environmental charges (7)	13	—	60	73	—	88	—
Adjustments made to income taxes (8)	(23)	5	171	150	1	150	(11)
(Benefit from) provision for income taxes relating to reconciling items (9)	(3)	(5)	(71)	(75)	2	(81)	(29)
Adjusted Net Income	30	61	87	137	165	146	209
Net income attributable to non-controlling interests	—	—	1	1	—	1	—
Interest expense, net	68	68	67	201	196	268	260
Depreciation and amortization (10)	80	73	79	236	218	311	295
All remaining provision for income taxes (9)	17	—	19	39	21	56	12
Adjusted EBITDA	$195	$202	$253	$614	$600	$782	$776

Total debt principal						$4,185	$4,078
Less: Cash and cash equivalents						(613)	(596)
Total debt principal, net						$3,572	$3,482

Net Leverage Ratio (calculated using GAAP earnings) (11)						(17.1)x	112.3x
Net Leverage Ratio (calculated using Non-GAAP earnings) (11)						4.6x	4.5x

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended September 30, 2025, restructuring, asset-related and other charges primarily includes charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. For the twelve months ended September 30, 2024, restructuring, asset-related and other charges primarily includes charges related to the 2024 Restructuring Program and the Titanium Technologies Transformation Plan. See "Note 4 –Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(2)
Represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
(3)
For the twelve months ended September 30, 2025, gain on sales of assets and businesses, net includes a gain on sale of $7 million related to certain parcels of land at the Company's manufacturing site in Kuan Yin, Taiwan.
(4)
For the twelve months ended September 30, 2024, transaction costs includes $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.
(6)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended September 30, 2025, litigation-related charges primarily includes $263 million related to our portion of Chemours, DuPont, Corteva, EID and the State of New Jersey’s settlement agreement reached in August 2025, $12 million of third-party legal fees directly related to the New Jersey settlement agreement, $14 million related to our portion of Chemours and EID’s settlement agreement to resolve the Hoosick Falls class action lawsuit, and $14 million related to reserves for asbestos and production liability matters arising from an EID subsidiary, Sporting Goods Properties, Inc.. For the twelve months ended September 30, 2024, litigation-related charges includes $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, a $29 million accrual associated with the Ohio MDL, $18 million for other PFAS litigation matters, and $3 million of other litigation matters, partially offset by $31 million of benefits related to insurance recoveries. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended September 30, 2025, environmental charges primarily includes changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
For the twelve months ended September 30, 2025, accelerated depreciation charges of $23 million incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(11)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Numerator:
Net income (loss) attributable to Chemours	$60	$(32)	$(381)	$(325)	$81
Adjusted Net Income	30	61	87	137	165
Denominator:
Weighted-average number of common shares outstanding - basic	150,320,265	149,697,616	150,238,691	150,160,586	149,383,146
Dilutive effect of the Company's employee compensation plans (1)	461,349	482,579	268,070	406,871	735,880
Weighted-average number of common shares outstanding - diluted (1)	150,781,614	150,180,195	150,506,761	150,567,457	150,119,026

Basic earnings (loss) per share of common stock (2)	$0.40	$(0.22)	$(2.54)	$(2.16)	$0.54
Diluted earnings (loss) per share of common stock (1) (2)	0.40	(0.22)	(2.54)	(2.16)	0.54
Adjusted basic earnings per share of common stock (2)	0.20	0.41	0.58	0.91	1.11
Adjusted diluted earnings per share of common stock (1) (2)	0.20	0.40	0.58	0.91	1.10
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the nine months ended September 30, 2025 and the three months ended June 30, 2025 and September 30, 2024. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the nine months ended September 30, 2025 and the three months ended June 30, 2025 and September 30, 2024 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Cash flows provided by (used for) operating activities	$146	$139	$93	$127	$(771)
Less: Purchases of property, plant, and equipment	(41)	(76)	(43)	(168)	(251)
Free Cash Flows	$105	$63	$50	$(41)	$(1,022)
Adjusted EBITDA	195	202	253	614	600
Free Cash Flow Conversion	54%	31%	20%	(7)%	(170)%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2025 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2025
	Low	High
Net loss attributable to Chemours	$(335)	$(318)
Restructuring, transaction, and other costs, net (2)	462	462
Adjusted Net Income	127	144
Interest expense, net	273	273
Depreciation and amortization	317	317
All remaining provision for income taxes	28	36
Adjusted EBITDA	$745	$770
(1)
The Company's estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these estimates.
(2)
Restructuring, transaction, and other costs, net includes the net benefit from income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.